EXHIBIT 10.1

Summary of Purchase and Sale Agreement
Dated June 16, 2013

Between Achidatex Nazareth Elite (1977) Ltd. (“Seller”) and A.Tzedef Hashkaot Ltd. and Dash Shivuk Ve’Yazamut M.A Ltd. (“Purchasers”).

The Seller warrants and represents that, subject to the disclaimers written in this agreements, it is the owner of all the rights to the property known as lot No. 1 in the detailed program No. 4028/c in section 122 (portion of) section 22884, and relates to a real estate property of approximately 16,380 square meters located in the Northern Industrial Zone of Beit Shean, Israel (the “Property”).

The Purchasers warrant and represent that they have seen and checked the property, and subject to the accuracy of the Seller’s representation, they deemed the Property to be fit for their needs and are purchasing the Property on an As Is basis. The Purchasers hereby waive any claim against the Seller regarding the condition of the property, except with respect to a hidden flaw which the Seller known of and did not disclose.

The Seller hereby sells its entire rights in the property and the Purchasers buy these rights from the Seller. The Seller will continue its industrial activities subject to a lease agreement entered into by the parties together with this agreement.

The total consideration for the Property is NIS 9 million plus VAT. Out of the total consideration, NIS 675,000 will be paid to the tax authorities, NIS 7.2 million will be paid to the banks to cover the Seller’s mortgages and the balance of NIS 1.125 million will be paid to the Seller.

The parties agreed that, in addition to any remedy available by law, for any material breach of the agreement, the breaching party shall pay the other party liquidated damages equal to 10% of the total compensation value.